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                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                              1997   1996   1995   1994   1993
                                             ------ ------ ------ ------ ------
EARNINGS
  Income from continuing operations before
   minority interests and income taxes...... $  538 $2,583 $1,827 $1,580 $1,230
  Fixed charges, exclusive of capitalized
   interest.................................    629    616    583    491    497
                                             ------ ------ ------ ------ ------
                                             $1,167 $3,199 $2,410 $2,071 $1,727
                                             ====== ====== ====== ====== ======
FIXED CHARGES
  Interest charged to expense............... $  493 $  488 $  458 $  387 $  415
  Interest portion of rental expense and
   amortization of deferred loan costs......    136    128    125    104     82
                                             ------ ------ ------ ------ ------
  Fixed charges, exclusive of capitalized
   interest.................................    629    616    583    491    497
  Capitalized interest......................     15     25     28     15     22
                                             ------ ------ ------ ------ ------
                                             $  644 $  641 $  611 $  506 $  519
                                             ====== ====== ====== ====== ======
Ratio of earnings to fixed charges..........   1.81   4.99   3.94   4.09   3.33
                                             ====== ====== ====== ====== ======